AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 31, 2011 (the “Agreement”), is made and entered into by and between Apricus Biosciences, Inc., a Nevada corporation (the “Company”), and Bassam Damaj, Ph.D. (the “Executive”).

WHEREAS, the Company and Executive desire to amend and restate the Employment Agreement, dated December 14, 2009 by and between the Company (formerly known as NexMed, Inc.) and Executive (the “Prior Employment Agreement”);

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders for the Company to continue to employ Executive during the term of this Agreement; and

WHEREAS, Executive is willing to continue his employment with the Company on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.
Term of Employment.  Subject to the terms and conditions set forth in Section 6 of this Agreement, Executive’s employment with the Company shall be “at will,” and the Company and Executive shall each have the right to terminate Executive’s employment hereunder.  The term of Executive’s employment hereunder is referred to herein as the “Employment Term.”

2.	Position.

(a)
During the Employment Term, Executive shall be employed by the Company as President and Chief Executive Officer, and shall have such duties, authority, and responsibility as are commensurate with his position, subject to the direction of the Company’s Board of Directors (the “Board”).

(b)
During the Employment Term, Executive shall devote all of his business time and attention to the performance of his duties hereunder faithfully and to the best of his abilities and shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity; provided, that nothing shall preclude Executive from (i) with the prior approval of the Board, serving as a director, trustee or member of another business organization or (ii) participating in the affairs of any recognized charitable organizations, or in any community affairs, of Executive’s choice.

(c)	Executive’s duties hereunder shall be performed for the Company worldwide, with principal business activities expected to be at the Company’s offices in San Diego, California.

3.	Compensation.

(a)
Base Salary.  During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board, at the current annual rate of $450,000, commencing as of January 1, 2011 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices.

(b)
Annual Bonus.  With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (the “Bonus”) in a target amount equal to 50% of Executive’s annual Base Salary.  The amount of the Bonus shall be determined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, based upon the achievement by the Company of objective performance measures established and determined by the Board or the Compensation Committee in consultation with Executive no later than the end of the first month of such calendar year.  The Bonus, if any, with respect to each calendar year in the Employment Term shall be paid as promptly as practicable following the delivery of the Company’s audited financial statements for such year, but not later than March 15 of the calendar year following the calendar year for which the Bonus is payable.  Unless otherwise stated herein, the Bonus shall not accrue until the date on which it is paid, and Executive must be employed on the date the Bonus is paid in order to receive the Bonus.

(c)	Stock Option Grant; Equity Awards.

(i)
Pursuant to the Prior Employment Agreement, the Company granted  to Executive an award for 100,000 shares of restricted stock (post-June 2010 15 to 1 reverse stock split) (the “Prior Award”) pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”). The Award vests with respect to 20,000 shares on the first anniversary of employment, 33,334 shares on the second anniversary of employment and the remaining 46,666 shares on the third anniversary of employment.  All unvested shares underlying the Award shall vest immediately upon (i) a “Change in Control,” as defined in Appendix A, (ii) Executive’s termination without Cause pursuant to Section 6(c) or (iii) Executive’s resignation for Good Reason pursuant to Section 6(d).

(ii)
Subject to approval by the Board or the Compensation Committee, the Company shall grant to Executive the following:  (a) a one time special bonus of 80,000 shares of fully vested common stock and (b) an option under the Plan award for 300,000 shares of common stock at a price equal to the fair value of the common stock on the date of grant (the “Option”). The Option will be fully vested on the date of grant with respect to 100,000 shares and which shall vest with respect to the remaining shares starting on the first anniversary of the date of grant and then with respect to one-eighth of the underlying shares each quarter thereafter such that the Option will be fully vested on the third anniversary of the date of grant. All unvested shares underlying the Option shall vest immediately upon (i) a “Change in Control,” as defined in Appendix A, (ii) Executive’s termination without Cause pursuant to Section 6(c) or (iii) Executive’s resignation for Good Reason pursuant to Section 6(d).

(iii)
In addition, the Compensation Committee shall consider annually whether to grant any equity-based compensation awards to the Executive in accordance with the terms and subject to the conditions of the Company’s equity compensation plans.

4.
Employee Benefits.  During the Employment Term, Executive shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy (Executive shall have six weeks of paid vacation per calendar year), and (vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.  Nothing in this Agreement shall preclude the Company or any of its subsidiaries or affiliates from terminating or amending any employee benefit plan or program from time to time after the date of this Agreement.

5.
Business Expenses and Perquisites.  The Company shall reimburse to Executive, or pay directly, all reasonable expenses incurred by Executive in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company’s policy.

6.
Termination.  Subject to this Section 6, either party may terminate this Agreement at any time and from time to time.  In the event of the termination of Executive’s employment, the Employment Term shall end on the day of such termination.

(a)
By the Company for Cause. The Company may, for Cause, terminate Executive’s employment hereunder at any time by written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean Executive’s (i) engaging in fraud against the Company or misappropriation of funds of the Company, (ii) disregard or failure to follow specific and reasonable directives of the Board, (iii) willful failure to perform his duties as President and Chief Executive Officer of the Company, (iv) willful misconduct resulting in material injury to the Company, (v) violation of the terms of the Confidential Information and Intellectual Property Agreement between Executive the Company referred to in Section 11 below, (vi) conviction of, or Executive’s plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) material breach (not covered by clauses (i) through (vi) of this paragraph) of any of the other provisions of this Agreement; provided, that, in the case of subclauses (ii), (iii) or (vii), Cause shall not exist if the act or omission deemed to constitute Cause is cured (if curable) by Executive within thirty (30) days after written notice thereof to Executive by the Company.  For purposes of the foregoing, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive other than in good faith, and without reasonable belief that his action or omission was in furtherance of the interests of the Company.

In the event of the termination of Executive’s employment under this Section 6(a) for Cause, the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation due to Executive at the date of such termination; and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(b)
Disability or Death.  If Executive should suffer a Permanent Disability, the Company may terminate Executive’s employment hereunder upon ten (10) or more days’ prior written notice to Executive.  If Executive should pass away during the term of this Agreement, Executive’s employment shall be deemed terminated on his date of death.  For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company’s or a subsidiary’s long-term disability insurance arrangement.  In the event of the termination of Executive’s employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the payroll cycle following Executive’s termination, to Executive or Executive’s legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive’s estate if no such beneficiary has been so designated (in the event of Executive’s death), a single lump sum payment of: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination; (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(b), and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the Bonus is payable; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; and (3) all of Executive’s outstanding but unvested equity awards granted pursuant to Section 3(c) of this Agreement shall vest immediately.  The payment of any Bonus pursuant to clause (1) or clause (2) above and the acceleration of Executive’s options and stock pursuant to clause (3), are conditioned upon Executive (or his legal representative) signing a release in favor of the Company, as provided for in Section 6(f).

(c)
By the Company without Cause.  The Company may, without Cause, terminate Executive’s employment hereunder at any time upon ten (10) or more days’ written notice to Executive.  The Company, in its sole discretion, may provide the Executive with ten (10) days’ pay in lieu of notice.  In the event Executive’s employment is terminated pursuant to this Section 6(c), the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(c) and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the Bonus is payable; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the Executive being employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive’s outstanding but unvested equity awards granted pursuant to Section 3(c) of this Agreement shall vest immediately; and (4) the Company shall pay Executive an amount equal to twelve months of Executive’s Base Salary at the time of such termination (the “Severance”).  The payment of any Bonus pursuant to clause (1) or clause (2) above and the acceleration of Executive’s options and stock pursuant to clause (3), are conditioned upon Executive signing a release in favor of the Company, as provided for in Section 6(f), and the Severance shall be payable in a single lump sum within 60 days after the effective date of termination of the Employment Term, subject to Executive’s execution, delivery and non-revocation of a release in favor of the Company, as provided for in Section 6(f).

In addition, upon a termination of this Agreement pursuant to this Section 6(c), and subject to the satisfaction of the conditions set forth herein, Executive and his immediate family (i.e., spouse and minor children) shall receive continued health coverage under COBRA at the Company’s expense, with such coverage to continue for a period of up to 12 months, or such shorter period of time until he has obtained health coverage for himself and his immediate family from a new employer.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(d)
Resignation by Executive for Good Reason. If any of the events described below occurs during the Employment Term, Executive may terminate Executive’s employment hereunder for Good Reason by written notice to the Company identifying the event or omission constituting Good Reason not more than one (1) month following the occurrence of such event and, in the case of subclauses (ii), (iii), or (iv) below, a failure by the Company to cure such act or omission within thirty (30) days after receipt of such written notice.  In the event that Executive elects to terminate employment pursuant to this Section 6(d), the Employment Term and Executive’s employment hereunder will be terminated effective as of the later of thirty-one (31) days after the Company’s receipt of Executive’s notice of termination or thirty-one (31) days after the event, and Executive’s resignation for Good Reason pursuant to this Section 6(d) shall be treated for all purposes as a termination without Cause pursuant to Section 6(c) and the provisions of Section 6(c) shall apply to such termination, including the payment of Severance and the provision of COBRA benefits to Executive and his immediate family.  The occurrence of any of the following events without Executive’s consent shall permit Executive to terminate Executive’s employment for “Good Reason” pursuant to this Section 6(d):

(i)	A “Change in Control” (as defined in Appendix A attached hereto) occurs;

(ii)	The failure by the Company to observe or comply in any material respect with any of the material provisions of this Agreement;

(iii)	A material diminution in Executive’s duties;

(iv)
The assignment to Executive of duties that are materially inconsistent with Executive’s duties or that materially impair Executive’s ability to function as the President and Chief Executive Officer of the Company; or

(v)
The relocation of Executive’s primary office from a location that is more than 50 miles from both (a) the Company’s executive office that constitutes Executive’s primary office location at the time of relocation and (b) Executive’s primary residence at the time of such relocation.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(e)
By Executive without Good Reason.  Executive may terminate the Employment Term and Executive’s employment hereunder at any time without Good Reason upon thirty (30) days advance written notice to the Company.  In the event Executive’s employment is terminated pursuant to this Section 6(e), the Company shall pay to Executive, no later than ten (10) days after the last day of Executive’s employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(f)
Release.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under Section 6(b), 6(c) or 6(d), with the exception of accrued salary, accrued vacation payments, and payments pursuant to Section 5 of this Agreement, are conditioned upon and subject to Executive’s first executing a general waiver and release (and the expiration of any associated revocation period), in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, and related entities and individuals.

7.	Required Postponement for Specified Executives.

(a)
Specified Executive Delay.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if Executive is considered a Specified Executive (as defined herein) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within five days after the end of the six-month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b)
“Specified Executive” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee of the Board or its delegate.  The determination of Specified Executives, including the number and identity of persons considered officers and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.

8.
No Mitigation; Employee Benefit Plans.  Executive shall not be required to mitigate amounts payable to him under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts payable to Executive under this Agreement on account of Executive’s subsequent employment.  Amounts payable to Executive under this Agreement shall not be offset by any claims that the Company may have against Executive, and such amounts payable to Executive under this Agreement shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right that the Company may have against Executive or others; provided, however, that payments made to Executive as a result of the termination of Executive’s employment hereunder shall not be considered as includible compensation with respect to any employee benefit plans maintained by the Company, except to the extent otherwise required by law.

9.
Indemnification.  In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of Executive’s employment with, or serving as an officer of, the Company, the Company shall indemnify and hold Executive harmless, and defend Executive to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the “Claims”), including all expenses incurred or suffered by Executive in connection therewith (excluding, however, any legal fees incurred by Executive for Executive’s own counsel, except as otherwise provided in this Section 9, and excluding any Proceedings initiated by executive), and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company hereunder, and shall inure to the benefit of Executive’s heirs, executors, and administrators; provided, however, that Executive promptly gives written notice to the Company of any such Claims (although Executive’s failure to promptly give notice shall not affect the Company’s obligations under this Section 9 except to the extent that such failure prejudices the Company or its ability to defend such Claims).  The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims.  In the event that the Company shall fail to notify Executive, within ten days of its receipt of Executive’s written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then Executive shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold Executive harmless from any legal fees incurred by Executive for Executive’s counsel.  Neither Executive nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.  In the event that the Company submits to Executive a bona fide settlement offer from the claimant of Claims (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to Executive a release from all liability in respect of such Claims), and Executive refuses to consent to such settlement, then thereafter the Company’s liability to Executive for indemnification hereunder with respect to such Claims shall not exceed the settlement amount included in such bona fide settlement offer, and Executive shall either assume the defense of such Claims or pay the Company’s attorneys’ fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Claims.  Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and Executive and the respective counsel or other representatives shall cooperate with respect to such Claims.  The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto.  Executive and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto.  This Section 9 shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination.  The indemnification provided to Executive pursuant to this Section 9 shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnification.

10.
Withholding.  The Company shall have the right to deduct and withhold from all payments to Executive hereunder all payroll taxes, income tax withholding and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

11.
Additional Agreements.  As a condition to his continued employment hereunder, Executive shall continued to be subject to the terms and conditions of that certain Confidential Information and Intellectual Property Agreement, in the form attached as Exhibit A to the Prior Employment Agreement, which shall be incorporated herein by reference (the “Confidential Information and Intellectual Property Agreement”).

12.	Non-Assignability. Executive’s rights and benefits hereunder are personal to Executive, and shall not be alienated, voluntarily or involuntarily assigned, or transferred.

13.
Binding Effect.  This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs.  In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successor(s) in interest.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or Executive’s beneficiary or beneficiaries, nor shall Executive or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.

14.	Entire Agreement; Modification.

(a)
This Agreement supersedes all prior agreements between the Company and Executive relating to the subject matter hereof, including the Prior Employment Agreement, with the exception of the Confidential Information and Intellectual Property Agreement.  This Agreement sets forth the entire understanding among the parties hereto with respect to the subject matter hereof, may not be changed orally, and may be changed only by an agreement in writing signed by the parties hereto.  Notwithstanding the foregoing, this Agreement shall not supersede or affect the rights and obligations of the parties arising under any outstanding equity awards granted to the Executive under the Plan or under the Prior Employment Agreement.

(b)
Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals, handbooks or personnel policies, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policies), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

15.
Notices.  All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, with proof of the time and date of receipt retained by the transmitter; or by hand-delivery properly receipted.  The actual date of receipt as shown by the return receipt therefore, the facsimile transmission sheet, or the hand-delivery receipt, as the case may be, shall determine the date on which (and, in the case of a facsimile, the time at which) notice was given.  All payments required hereunder by the Company to Executive shall be sent postage prepaid, or, at Executive’s election, shall be transferred to Executive electronically to such bank account as Executive may designate in writing to the Company, including designation of the applicable electronic address.  The foregoing items (other than any electronic transfer to Executive) shall be addressed as follows (or to such other address as the Company and Executive may designate in writing from time to time):

To the Company:
Apricus Biosciences, Inc.
6330 Nancy Ridge Drive
Suite 103
San Diego, CA 92121
Fax: 858-866-0482
Attention: Lead Independent Board Member

To Executive:
Bassam Damaj, Ph.D.
c/o Apricus Biosciences, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
Fax: 1-858-866-0482

16.
Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable.  Accordingly, all provisions herein, or incorporated herein by reference, shall be construed and interpreted to comply with section 409A of the Code and any applicable exceptions thereunder.  Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder.  For purposes of section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.  Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of section 409A of the Code shall be excludible from the requirements of section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.
Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of California without giving effect to the principles of conflict of laws thereof, or such principles of any other jurisdiction, which could cause the application of the substantive law of any jurisdiction other than the State of California.  The Company and Executive agree that the state or federal courts located in San Diego, California shall have exclusive jurisdiction to hear and determine any dispute which may arise under this Agreement.

18.
Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

20.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Bassam Damaj
Bassam Damaj, Ph.D.

APRICUS BIOSCEINCES, INC.

By:	/s/ Rusty Ray
Name:	Rusty Ray
Title:	Lead Independent Board Member

APPENDIX A

Change in Control

For the purpose of this Agreement, a “Change in Control” shall be deemed to have taken place if:

A. Individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B. Any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Voting Securities”); provided, however, that, the event described in this paragraph B shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a “Subsidiary”), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company’s Voting Securities pursuant to a public offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph C immediately below), (v) pursuant to any acquisition by Executive or by any Person which is an “affiliate” (within the meaning of 17 C.F.R. § 230.405) of Executive (an “Excluded Person”);

C. The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Corporation”), is represented by the Company’s Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company’s Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company’s Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than (A) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or (B) an Excluded Person is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

D. A sale of all or substantially all of the Company’s assets, other than to an Excluded Person;

E. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

F. Such other events as the Board may designate.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur (i) solely as a result of the Closing or any of the transactions contemplated under the Merger Agreement or (ii) solely because any person acquires beneficial ownership of more than 50% of the Company’s Voting Securities as a result of the acquisition of the Company’s Voting Securities by the Company which reduces the number of the Company’s Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.